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Transcript from Fox Business interview with W.G. Jurgensen on October 22, 2008

Reporter: “It’s leading one company to do something different. Nationwide is planning on turning its publicly traded subsidiary, Nationwide Financial Services, ticker symbol NFS, turning it private by buying back shares. Joining us now for a Fox Business exclusive is Jerry Jurgensen who’s CEO of Nationwide. Good to see you, Mr. Jurgensen. Thanks for coming on Fox Business.”

JJ: “It’s my pleasure. Thank you.”

Reporter: “Well, talk to us about this repurchase program and — you’re giving a generous price here, 52 dollars, 25 cents apiece here, but tell us what’s behind the share repurchase and why you’d like to take it private.”

JJ: “ Well this idea really has been percolating for a while. We made the decision early in the first quarter to buy back the remaining roughly 35% of NFS that we did not already own. And it was really predicated on our desire to become one company. And even though Nationwide Mutual and Nationwide Financial both have Nationwide in their name, the reality of the situation was we were operating two companies within one, and each with a slightly different agenda. So being mutual on the one hand and being a publicly held company on the other, does create competing agendas. So we made the decision that in order to get some efficiency and to be able to really provide a better value proposition for all of our customers, we felt we could do that much more effectively as one company then we could as two.”

Reporter: “ And you’re committed to that price because some analysts feel right now that considering that your stock is around 49 dollars, I believe, that that’s what I’m looking at — $49.51 — that maybe it looks a little too rich, a little too generous.”

JJ: “ Well, you have to remember again that this transaction has been in the market for quite some time. We made an offer, and a good faith offer to a special committee of the board of directors of NFS and they accepted that offer. We’ve been in the process of going through the regulatory aspect of this, we have the SEC in, reviewing the proxy and other things. You know you don’t renegotiate deals when you make them and we believe it was a fair offer — and for both sides of the transaction. We have every intention of sticking with it.”

Reporter: “I’m sure a lot of people appreciate hearing that — people who took a bet after that deal was made. Let’s move to your company itself. You’re in the insurance and financial services business, two very tough businesses right now. But I want to tackle insurance first. Will you dodge the insurance bullet that some people who look at this market say is out there. I mean, AIG completely aside, tell us how you’re handling the credit crisis, because you deal with a lot of individual clients and customers as well.”

JJ: “ Well, we really do, but again, we don’t have the same pressures that other participants in the financial services industry have and probably the most significant difference that affects virtually all the insurance companies is we’re not under the same kinds of liquidity pressure that the banks would be, or the mutual fund industry would be. So we have very little of our liability structure short-dated in the form of borrowed paper, commercial paper and the like. So we’re not having to roll over a lot of liabilities in this liquidity crisis. What’s really happening to a lot of the other participants is not a matter of liabilities exceeding the value of their assets, it’s the fact that they’re very short-funded in nature. And when the markets shut down from a liquidity point of view, and you’re unable to roll that short term debt, then you’re really required to turn to the asset side of your balance sheet for your liquidity. And it becomes almost a self-fulfilling prophecy: you’re having to sell into a short liquidity situation, and it just exacerbates the declining prices of assets. Our basic business isn’t prone to that.”

Reporter: “People are looking at Nationwide and saying they did not succumb to the temptations of a lot of the problems that other insurance companies may have done, other financial services companies may have done, what was the secret to that correct decision?”

JJ: “Well. I appreciate the comment but, you know we’re taking our licks along with everybody else. We run a very large portfolio as all insurance companies our size do. We’re taking some hits. I mean we have a very broadly diversified portfolio, I’m thankful for that. We have a pretty robust enterprise risk management system, and I’m thankful for that. I think what it does is, it just causes us not to have too many eggs in any one basket. We are in the risk business for a living. We understand what can happen. Now, more often than not, we plan to try to deal with the things Mother Nature’s going to throw at our customers. In this case it happened to be a combination of a very difficult year from a weather point of view combined with an unprecedented challenge coming through our investment portfolio. But I think the real key to all of this for us was good investment disciplines and good diversification in the things that we own.”

Reporter: “How about those Buckeyes, how are they doing, okay?”

JJ: “You know the Buckeyes are back on a winning track so all is well in Columbus, but a pretty big game coming up Saturday night.”

Reporter: “I know, don’t you know I remember that. All right, thank you Jerry. Jerry Jurgensen is the Nationwide CEO we hope to see again on Fox business. Thank you.”